                                                                   Exhibit 10.30

                                CREDIT AGREEMENT

                            Dated as of June 27, 2001

                                      among

                              BJ SERVICES COMPANY,
                                as the Borrower,


                             BANK OF AMERICA, N.A.,
                   as Administrative Agent, Swing Line Lender
                                       and
                                   L/C Issuer,


                 Royal Bank of Canada and The Bank of New York,
                            as Co-Syndication Agents,

                         The Royal Bank of Scotland plc
                                       and
                                 Bank One, N.A.,
                           as Co-Documentation Agents,

                                       and

                         The Other Lenders Party Hereto


                         BANC OF AMERICA SECURITIES LLC,
                                       as
                    Sole Lead Arranger and Sole Book Manager

                                TABLE OF CONTENTS

ARTICLE I.        DEFINITIONS AND ACCOUNTING TERMS                     1

         1.01     Defined Terms                                        1

         1.02     Other Interpretive Provisions                       16

         1.03     Accounting Terms                                    17

ARTICLE II.       The Commitments and Credit Extensions               17

         2.01     Revolving Loans                                     17

         2.02     Borrowings, Conversions and Continuations of
                  Revolving Loans                                     17

         2.03     Letters of Credit                                   19

         2.04     Swing Line Loans                                    26

         2.05     Prepayments                                         29

         2.06     Reduction or Termination of Commitments             29

         2.07     Repayment of Loans                                  30

         2.08     Interest                                            30

         2.09     Fees                                                30

         2.10     Computation of Interest and Fees                    31

         2.11     Evidence of Debt                                    31

         2.12     Payments Generally                                  32

         2.13     Sharing of Payments                                 33

         2.14     Increase in Commitments                             34

ARTICLE III.      TAXES, YIELD PROTECTION AND ILLEGALITY              35

         3.01     Taxes                                               35

         3.02     Illegality                                          36

         3.03     Inability to Determine Rates                        37

         3.04     Increased Cost and Reduced Return; Capital
                  Adequacy; Reserves on Eurodollar Rate Loans         37

         3.05     Funding Losses                                      38

         3.06     Matters Applicable to all Requests for
                  Compensation                                        38

         3.07     Survival                                            39


ARTICLE IV.       Conditions Precedent To Credit Extensions           39

         4.01     Conditions of Initial Credit Extension              39

         4.02     Conditions to all Credit Extensions                 40

ARTICLE V.        REPRESENTATIONS AND WARRANTIES                      41

         5.01     Existence, Qualification and Power;
                  Compliance with Laws                                41

         5.02     Authorization; No Contravention                     41

         5.03     Governmental Authorization                          41

         5.04     Binding Effect                                      41

         5.05     Financial Statements; No Material Adverse
                  Effect                                              42

         5.06     Litigation                                          42

         5.07     No Default                                          42

         5.08     Environmental Compliance                            42

         5.09     Insurance                                           42

         5.10     Taxes                                               43

         5.11     ERISA Compliance                                    43

         5.12     Subsidiaries                                        43

         5.13     Margin Regulations; Investment Company Act;
                  Public Utility Holding Company Act                  43

         5.14     Disclosure                                          44

         5.15     Intellectual Property; Licenses, Etc                44

ARTICLE VI.       AFFIRMATIVE COVENANTS                               44

         6.01     Financial Statements                                44

         6.02     Certificates; Other Information                     45

         6.03     Notices                                             45

         6.04     Preservation of Existence, Etc                      46

         6.05     Maintenance of Properties                           46

         6.06     Maintenance of Insurance                            46

         6.07     Compliance with Laws                                46

         6.08     Books and Records                                   46

         6.09     Inspection Rights                                   46

         6.10     Use of Proceeds                                     47

ARTICLE VII.      NEGATIVE COVENANTS                                  47

         7.01     Liens                                               47

         7.02     Subsidiary Indebtedness                             49

         7.03     Fundamental Changes                                 49

         7.04     Change in Nature of Business                        49

         7.05     Transactions with Affiliates                        49

         7.06     Use of Proceeds                                     50

         7.07     Subsidiary Distributions                            50

         7.08     Financial Covenants                                 50

ARTICLE VIII.     EVENTS OF DEFAULT AND REMEDIES                      50

         8.01     Events of Default                                   50

         8.02     Remedies Upon Event of Default                      52

ARTICLE IX.       ADMINISTRATIVE AGENT                                53

         9.01     Appointment and Authorization of
                  Administrative Agent                                53

         9.02     Delegation of Duties                                53

         9.03     Liability of Administrative Agent                   53

         9.04     Reliance by Administrative Agent                    54

         9.05     Notice of Default                                   54

         9.06     Credit Decision; Disclosure of Information
                  by Administrative Agent                             55

         9.07     Indemnification of Administrative Agent             55

         9.08     Administrative Agent in its Individual
                  Capacity                                            56

         9.09     Successor Administrative Agent                      56

         9.10     Other Agents; Arranger                              57

ARTICLE X.        MISCELLANEOUS                                       57

        10.01     Amendments, Etc                                     57

        10.02     Notices and Other Communications;
                  Facsimile Copies                                    58

        10.03     No Waiver; Cumulative Remedies                      59

        10.04     Attorney Costs, Expenses and Taxes                  59

        10.05     Indemnification by the Borrower                     60

        10.06     Payments Set Aside                                  60

        10.07     Successors and Assigns                              61

        10.08     Confidentiality                                     64

        10.09     Set-off                                             64

        10.10     Interest Rate Limitation                            65


         10.11    Counterparts                                        65

         10.12    Integration                                         65

         10.13    Survival of Representations and Warranties          65

         10.14    Severability                                        66

         10.15    Foreign Lenders                                     66

         10.16    Removal and Replacement of Lenders                  66

         10.17    Governing Law                                       67

         10.18    Waiver of Right to Trial by Jury                    68

         10.19    ENTIRE AGREEMENT                                    68


SCHEDULES

    2.01         Commitments and Pro Rata Shares
    5.06         Litigation
    5.08         Environmental Matters
    5.09         Insurance
    5.11         ERISA Matters
    5.12         Subsidiaries and Other Equity Investments
    5.15         Intellectual Property Matters
    7.01         Existing Liens
   10.02         Eurodollar and Domestic Lending Offices,
                 Addresses for Notices

EXHIBITS

                 Form of
   A             Revolving Loan Notice
   B             [Reserved]
   C             Swing Line Loan Notice
   D-1           Revolving Loan Note
   D-2           Swing Line Note
   E             Compliance Certificate
   F             Assignment and Assumption Agreement
   G             Reserved
   H-1           Opinion of Andrews & Kurth, L.L.P.
   H-2           Opinion of Borrower's Internal Counsel


                                CREDIT AGREEMENT

     This CREDIT AGREEMENT is entered into as of June 27, 2001, among BJ SERVICES COMPANY, a Delaware corporation (the "Borrower"), each lender from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), Royal Bank of Canada and The Bank of New York, as Co-Syndication Agents, The Royal Bank of Scotland plc and Bank One, N.A., as Co-Documentation Agents, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

     The Borrower has requested that the Lenders, the Swing Line Lender and the L/C Issuer make Credit Extensions (as herein defined) available to the Borrower and each of the Lenders, the Swing Line Lender and the L/C Issuer have agreed to make such Credit Extensions available to the Borrower on the terms and conditions set forth herein.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I.

                        DEFINITIONS AND ACCOUNTING TERMS

     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

     "Administrative Agent" means Bank of America in its capacity as administrative agent under any of the Loan Documents and any successor administrative agent.

     "Administrative Agent's Office" means the Administrative Agent's address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders in writing.

     "Affiliate" means, as to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities or otherwise.

     "Agent-Related Persons" means the Administrative Agent (including any successor administrative agent), together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, the Arranger and the L/C Issuer), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     "Aggregate Commitments" has the meaning set forth in the definition of "Commitment."

     "Agreement" means this Credit Agreement as it may be amended, supplemented, renewed, extended or otherwise modified from time to time.

     "Applicable Margin" means, with respect to Eurodollar Loans, the applicable percent determined on the basis of the Debt Rating as applicable from time to time and as specified in the Pricing Grid.

     "Arranger" means Banc of America Securities LLC, a limited liability company organized under the laws of Delaware in its capacity as sole lead arranger and sole book manager.

     "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement substantially in the form of Exhibit F.

     "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel.

     "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries for the fiscal year ended September 30, 2000, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Consolidated Subsidiaries.

     "Bank of America" means Bank of America, N.A., a national banking association with its principal place of business in Charlotte, NC.

     "Bankruptcy Code" means Title 11, United States Code, Section 101 et seq.

     "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate" of interest. Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Base Rate Revolving Loan" means a Revolving Loan that is a Base Rate Loan.

     "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

     "Borrower" has the meaning set forth in the introductory paragraph hereof.

     "Borrowing" means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

     "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, Houston, Texas, San Francisco, California or New York, New York and, if "Business Day" relates to any Eurodollar Rate Loan, Business Day means any such Business Day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

     "Capitalization Ratio" means, at any time, the ratio of Consolidated Funded Indebtedness to Consolidated Total Capitalization.

     "Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash, deposit account balances or letter(s) of credit pursuant to documentation in form and substance and, in the case of letter(s) of credit, issued by an issuer, reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents and issuer(s) are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meanings.

     "Change of Control" means (a) purchase or acquisition, directly or indirectly, by any "person" or "group" within the meaning of Section 13(d)(3) and 14(d)(2) of the Exchange Act (a "Group"), of "beneficial ownership" (as such term is defined in Rule 13d-3 under the Exchange Act) of securities of the Borrower which, together with any securities owned beneficially by any "affiliates" or "associates" of such Group (as such terms are defined in Rule 12b-2 under the Exchange Act), shall represent more than fifty percent (50%) of the combined voting power of the Borrower's securities which are entitled to vote generally in the election of directors and which are outstanding on the date immediately prior to the date of such purchase or acquisition; or (b) a sale of all or substantially all of the assets of the Borrower and its Subsidiaries taken as a whole to any Person or Group (other than to another Subsidiary); or (c) the liquidation or dissolution of the Borrower; or (d) the first day on which a majority of the Board of Directors of the Borrower are not Continuing Directors (as herein defined). As herein defined, "Continuing Directors" means any member of the Board of Directors of the Borrower who (x) is a member of such Board of Directors as of the date of this Agreement or (y) was nominated for election or elected to such Board of Directors with the affirmative vote of two-thirds of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

     "Closing Date" means the first date all the conditions precedent in Section
4.01 are satisfied or waived in accordance with Section 4.01 (or, in the case of Section 4.01(b), waived by the Person entitled to receive the applicable payment).

     "Code" means the Internal Revenue Code of 1986.

     "Co-Documentation Agents" has the meaning specified in the introductory paragraph hereof.

     "Co-Syndication Agents" has the meaning specified in the introductory paragraph hereof.

     "Combined Aggregate Commitments" means the Aggregate Commitments, as defined in this Agreement, plus the Aggregate Commitments, as defined in the 364-Day Credit Agreement; the amount of which Combined Aggregate Commitments equals $400,000,000 as of the Closing Date, as the same may be increased or reduced after the Closing Date pursuant to the terms hereof and of the 364-Day Credit Agreement, respectively.

     "Combined Outstanding Amount" means (i) the Outstanding Amount of Revolving Loans made pursuant to this Agreement plus the Outstanding Amount (as defined in the 364-Day

Credit Agreement) of Revolving Loans made pursuant to the 364-Day Credit Agreement plus (ii) the Outstanding Amount of Swing Line Loans and L/C Obligations.

     "Commitment" means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 2.01, as such amount may be reduced, increased or adjusted from time to time in accordance with this Agreement, including Sections 2.06 and 2.14, and "Aggregate Commitments" shall mean the Commitments of all Lenders; the amount of which Aggregate Commitments equals $200,000,000 as of the Closing Date, as the same may be increased or reduced after the Closing Date pursuant to the terms hereof.

     "Commitment Fee" has the meaning set forth in Section 2.09(a).

     "Compliance Certificate" means a certificate substantially in the form of Exhibit E.

     "Consolidated EBITDA" means, for any period, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, an amount equal to the sum of
(a) Consolidated Net Income, (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, plus (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income; provided, however, that Consolidated Net Income shall be computed for the purposes of this definition without regard to non-cash writeups and writedowns, and without giving effect to extraordinary losses or extraordinary gains for such period.

     "Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) in respect of capital leases, the capitalized amount thereof that would appear on the balance sheet of such Person prepared as of such date in accordance with GAAP, (c) Redeemable Preferred Stock valued at the applicable liquidation preference as of such date of determination, and (d) all Guaranty Obligations with respect to Indebtedness of the types specified in subsections (a), (b) and (c) above of Persons other than the Borrower or any Subsidiary.

     "Consolidated Interest Charges" means, for any period, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, the sum of, without duplication, (a) all interest, premium payments, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP minus (c) interest income.

     "Consolidated Net Income" means, for any period, for the Borrower and its Consolidated Subsidiaries on a consolidated basis, the net income (or loss) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP.

     "Consolidated Net Worth" means, as of any date of determination, Shareholders' Equity as of such date, excluding Redeemable Preferred Stock.

     "Consolidated Subsidiary" means, at any date, any Subsidiary the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

     "Consolidated Total Capitalization" means, at any time, the sum of (a) Consolidated Funded Indebtedness and (b) Consolidated Net Worth.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Credit Extension" means each of the following: (a) a Revolving Borrowing,
(b) a borrowing of a Swing Line Loan, and (c) an L/C Credit Extension.

     "Debt Rating" has the meaning set forth in the definition of "Pricing
Grid."

     "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     "Default" means any event that to the extent it has not been cured or waived, and which with the giving of notice, the passage of time, or both, would be an Event of Default.

     "Default Rate" means an interest rate equal to (a) in the case of Base Rate Loans, the Base Rate plus 2% per annum and (b) in the case of Eurodollar Rate Loans, an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Eurodollar Rate Loan plus 2% per annum, in each case subject to Section 10.10.

     "Dollar" and "$" means lawful money of the United States of America.

     "Eligible Assignee" has the meaning specified in Section 10.07(g).

     "Environmental Laws" means all Laws relating to environmental, health, safety and land use matters applicable to any property.

     "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or
(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate (other than pursuant to Section 4041(b) of ERISA), the treatment of a Plan amendment as a termination under Sections 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

     "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan:

     (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

     (b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

     (c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

     "Eurodollar Rate Loan" means a Eurodollar Rate Revolving Loan.

     "Eurodollar Rate Revolving Loan" means a Revolving Loan that bears interest at a rate based on the Eurodollar Rate.

     "Event of Default" means any of the events or circumstances specified in
Article VIII.

     "Exchange Act" means the Securities and Exchange Act of 1934.

     "Existing Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of August 7, 1996 among the Borrower, BJ Services Company, U.S.A., BJ Service International, Inc., BJ Services Company Middle East, Nowsco Well Service Ltd. and the other Subsidiary Borrowers from time to time parties thereto, the several financial institutions from time to time parties thereto, Bank of America, National Association, as Letter of Credit Issuing Bank and Swing Loan Bank, Bank of America, National Association, as U.S. Agent, Bank of America Canada, as Canadian Agent, The Chase Manhattan Bank, as Senior Co-Agent, and Bank of Montreal, Royal Bank of Canada, Toronto Dominion (Texas), Inc., Credit Lyonnais New York Branch and Wells Fargo Bank (Texas), National Association, as co-agents for such lenders, as amended.

     "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

     "Fee Letter" means, that certain letter agreement dated April 2, 2001 among the Borrower, the Arranger and the Administrative Agent.

     "Financial Letter of Credit" means a standby letter of credit to support payment obligations of the Borrower or any Subsidiary of the Borrower.

     "Foreign Lender" has the meaning specified in Section 10.15.

     "Foreign Subsidiary" means, as of any date of determination, a Subsidiary which is incorporated or organized under the laws of any jurisdiction other than the District of Columbia or the United States of America or any state thereof.

     "FRB" means the Board of Governors of the Federal Reserve System of the United States of America.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board consistently applied.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guaranty Obligation" means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other non-contingent obligation payable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other non-contingent obligation of any other Person, whether or not such Indebtedness is assumed by such Person. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

     "Indebtedness" means, as to any Person at a particular time, without duplication, all of the following:

     (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

     (b) all non-contingent reimbursement or payment obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

     (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

     (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

     (e) capital leases; and

     (f) all Guaranty Obligations of such Person in respect of any of the foregoing.

         For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer to the extent of such Person's liability for such Indebtedness, unless such Indebtedness is expressly made non-recourse to such Person (subject only to exceptions acceptable to the Majority Lenders). The capitalized amount of any capital lease that would appear on the balance sheet of such Person prepared as of a given date in accordance with GAAP shall be deemed to be the amount of Indebtedness in respect thereof as of such date. "Indebtedness" shall not include obligations for borrowed money owed to the Borrower or any Consolidated Subsidiary by any Consolidated Subsidiary or to any Consolidated Subsidiary by the Borrower.

         "Indemnified Liabilities" has the meaning set forth in Section 10.05.

         "Indemnitees" has the meaning set forth in Section 10.05.

         "Independent Auditor" has the meaning specified in Section 6.01(a).

         "Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on or immediately preceding such date to (b) Consolidated Interest Charges for such period.

         "Interest Payment Date" means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable thereto; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date and each date such Base Rate Loan is converted into a Eurodollar Rate Loan.

         "Interest Period" means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Revolving Loan Notice; provided that:

              (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

              (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

              (iii) no Interest Period shall extend beyond the scheduled
                    Maturity Date.

         "IP Rights" has the meaning set forth in Section 5.15.

     "IRS" means the United States Internal Revenue Service.

     "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, and codes, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, authorizations and permits of, and written agreements with, any Governmental Authority.

     "L/C Advance" means, with respect to each Lender, such Lender's participation in any L/C Borrowing in accordance with its Pro Rata Share.

     "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced or deemed refinanced as a Revolving Borrowing as contemplated by 2.03(c)(i).

     "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

     "L/C Issuer" means Bank of America in its capacity as issuer of Letters of Credit hereunder, and any successor issuer of Letters of Credit hereunder.

     "L/C Obligations" means, as of any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all L/C Borrowings.

     "Lender" has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

     "Lending Office" means, as to any Lender, the office or offices of such Lender described as such on Schedule 10.02, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent in writing.

     "Letter of Credit" means any Performance Letter of Credit or Financial Letter of Credit issued hereunder.

     "Letter of Credit Application" means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the L/C Issuer.

     "Letter of Credit Expiration Date" means the day that is seven days prior to the Maturity Date (or, if such day is not a Business Day, the Business Day which immediately precedes such day).

     "Letter of Credit Sublimit" means an amount equal to the lesser of (a) the Aggregate Commitments and (b) $50,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in respect of any property, whether tangible or intangible (including any conditional sale or other title retention agreement, any financing lease having substantially the same effect as a financing as any of the foregoing, and the filing of any financing statement naming the owner of the property to which such financing lease relates as "debtor" under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable, but not in any event including the interest of a lessor under an operating lease.

     "Loan" means an extension of credit by a Lender to the Borrower under
Article II in the form of a Revolving Loan or a Swing Line Loan.

     "Loan Documents" means this Agreement, each Note, the Fee Letter, each Request for Credit Extension and each Compliance Certificate.

     "Majority Lenders" means at any time Lenders whose Voting Percentages as of the date of determination aggregate more than 50%.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

     "Material Subsidiary" means any Subsidiary which has assets having a book value equal to or greater than 10% of the Consolidated Net Worth as of any time of determination or having during any fiscal quarter consolidated revenues equal to or greater than 10% of the consolidated revenues of the Company and its Subsidiaries during such quarter.

     "Maturity Date" means (a) the third anniversary of the Closing Date, or (b) such earlier date, if any, upon which the Aggregate Commitments are terminated in accordance with the terms hereof.

     "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

     "Multiemployer Plan" means a "multiemployer plan" within the meaning of
Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

     "Notes" means, collectively, the Revolving Loan Notes and the Swing Line Note.

     "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming the Borrower as the debtor in such proceeding.

     "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws of such corporation; (b) with respect to any limited liability company, the articles of formation and operating agreement of such limited liability company; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation of such entity and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

     "Outstanding Amount" means (i) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (whether by payment of cash or resulting from a Revolving Borrowing as contemplated in Section 2.03(c)) or any reductions taking effect on such date in the maximum amount available for drawing under Letters of Credit; and (iii) with respect to the aggregate of all outstanding amounts hereunder, the sum of the amounts described in the foregoing clauses (i) and (ii).

     "Participant" has the meaning specified in Section 10.07(d).

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

     "Performance Letter of Credit" means a standby letter of credit to support performance obligations of the Borrower or any Subsidiary of the Borrower.

     "Permitted Business" means (a) those lines of business conducted by the Borrower or by its Subsidiaries on the date hereof (the "Existing Business"),
(b) the technologies now or hereafter related or complementary to the Existing Business, (c) those lines of business (the "Complementary Business") which now or hereafter are complementary to the Exiting Business and (d) those technologies which are now or hereafter related or complementary to the Complementary Business.

     "Person" means any individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture or Governmental Authority.

         "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate other than a Multiemployer Plan.

         "Pricing Grid" means the following chart:

                                  PRICING GRID



                                                                   Letter of Credit
                                                   Applicable      Participation Fee
                                                     Margin
  Pricing       Debt Ratings       Commitment      (Eurodollar  Financial      Performance
   Level         S&P/Moody's           Fee         Rate Loans)    L/C's            L/C's
------------ -------------------- -------------- ---------------- ---------------------------
    1        A-/A3 or better         0.115%          0.500%       .500%            .330%
    2        BBB+/Baa1               0.135%          0.625%       .625%            .420%
    3        BBB/Baa2                0.150%          0.875%       .875%            .600%
    4        BBB-/Baa3               0.225%          1.000%       1.000%           .670%
    5        Less than BBB-/Baa3     0.250%          1.250%       1.250%           .830%

         "Debt Rating" means, as of any date of determination, the rating as determined by either S&P or Moody's (the "Debt Ratings") of the Borrower's non-credit-enhanced, senior unsecured long-term debt; provided that if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and with the Debt Rating for Pricing Level 5 being the lowest), unless there is a split in Debt Ratings of more than one Pricing Level, in which case the Pricing Level for the Debt Rating that is one level higher than the lower of such Debt Ratings shall apply.

         Initially, the Debt Rating shall be as specified in the certificate delivered pursuant to Section 4.01(a)(vi). Thereafter, each change in the Debt Rating shall be effective, in the case of an upgrade, at all times during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to
         Section 6.03(d) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

         "Pro Rata Share" means, with respect to each Lender, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments set forth opposite the name of such Lender on Schedule 2.01, as such share may be adjusted as in accordance with Sections 2.14 and 10.07 hereof.

         "Redeemable Preferred Stock" means preferred stock that has, or is convertible into any security that has, mandatory redemption or repurchase requirements (other than those exercisable solely at the option of the issuer of said stock and other than those which may be redeemed or repurchased solely by the issuance of common stock) on or prior to the Maturity Date.

     "Refinancing" means any renewal, extension, renewal and extension, rearrangement, replacement or substitution, modification or other amendment to or of any existing Indebtedness; provided that the principal amount of the Indebtedness after such Refinancing is not greater than the sum of (a) the principal amount of such Indebtedness plus (b) accrued interest thereon outstanding immediately prior to such Refinancing.

     "Register" has the meaning set forth in Section 10.07(c).

     "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period requirement under ERISA has been waived in regulations issued by the PBGC.

     "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

     "Responsible Officer" means the chief executive officer, the president, the chief financial officer or the treasurer of the Borrower.

     "Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

     "Revolving Loan" has the meaning specified in Section 2.01.

     "Revolving Loan Note" means a promissory note made by the Borrower in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit D-1.

     "Revolving Loan Notice" means a notice of (a) a Revolving Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Revolving Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

     "7% Indenture" means the Indenture dated as of February 1, 1996 by and among the Borrower, BJ-USA, BJ-International, and BJ-Middle East, and Bank of Montreal Trust Company, as trustee, in respect of the 7% Notes.

     "7% Notes" means the Borrower's 7% Notes due 2006 in the original aggregate principal amount of $125,000,000.

     "Shareholders' Equity" means, as of any date of determination for the Borrower and its Consolidated Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

     "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "Swing Line" means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

     "Swing Line Borrowing" means a borrowing of a Swing Line Loan pursuant to
Section 2.04.

     "Swing Line Lender" means Bank of America in its capacity as provider of Swing Line Loans and any successor swing line lender hereunder.

     "Swing Line Loan" has the meaning specified in Section 2.04(a).

     "Swing Line Note" means a promissory note made by the Borrower in favor of the Swing Line Lender evidencing Swing Line Loans made by such Lender, substantially in the form of Exhibit D-2.

     "Swing Line Loan Notice" means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit C.

     "Swing Line Sublimit" means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

     "Taxes" means any and all present or future taxes, levies, imposts, deductions, charges or withholdings which arise from or are assessed in connection with any payment made hereunder or under any Note or the execution, delivery, or registration of, or otherwise with respect to, this Agreement or any other Loan Documents, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender's net income, assets or capital by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or such Agent, as the case may be, is organized or maintains a lending office.

     "364-Day Credit Agreement" means the 364-Day Credit Agreement of even date herewith among the Borrower, the financial institutions from time to time party thereto, Bank of America as Administrative Agent. Royal Bank of Canada and The Bank of New York, as Co-

Syndication Agents, The Royal Bank of Scotland plc and Bank One, N.A., as Co-Documentation Agents, in respect of revolving loans of up to $200,000,000, initially, as such amount may be increased or reduced after the Closing Date pursuant to the terms of such agreement.

     "Type" means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

     "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     "Unreimbursed Amount" has the meaning set forth in Section 2.03(c)(i).

     "Utilization Fee" has the meaning specified in Section 2.09(b).

     "Voting Percentage" means, as to any Lender, (a) at any time when the Aggregate Commitments are in effect, such Lender's Pro Rata Share and (b) at any time after the termination of the Aggregate Commitments, the percentage (carried out to the ninth decimal place) which (i) the sum of (A) the Outstanding Amount applicable to such Lender then comprises of (ii) the Outstanding Amount applicable to all Lenders; provided, however, that if any Lender has failed to fund any portion of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder, such Lender's Voting Percentage shall be deemed to be zero, and the respective Pro Rata Shares and Voting Percentages of the other Lenders shall be recomputed for purposes of this definition and the definition of "Majority Lenders" without regard to such Lender's Commitment or the Outstanding Amount of its Revolving Loans, L/C Advances and funded participations in Swing Line Loans, as the case may be.

     1.02 Other Interpretive Provisions.

     With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

     (b) (i) The words "herein", "hereunder", "hereof" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

               (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

               (iii) The term "including" is by way of example and not limitation.

               (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings.

               (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

               (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     1.03 Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time, applied on a consistent basis and in a manner consistent with that used in preparing the Audited Financial Statements, except to the extent, if any, otherwise specifically prescribed herein.

     (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Majority Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (which amendment shall be subject to the approval of the Borrower and the Majority Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP as in effect prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

                                  ARTICLE II.

                      The Commitments and Credit Extensions

     2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a "Revolving Loan") to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date, in an aggregate amount not to exceed at any time outstanding, the amount of such Lender's Commitment; provided, however, that after giving effect to any Revolving Borrowing, (i) the Outstanding Amount shall not exceed the Aggregate Commitments, and (ii) the Outstanding Amount applicable to any Lender shall not exceed such Lender's Commitment. Within the limits of each Lender's Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under
Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

     2.02 Borrowings, Conversions and Continuations of Revolving Loans.

     (a) Each Revolving Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Revolving Loans as the same Type shall be made upon the Borrower's irrevocable notice to the Administrative Agent, which may be given by telephone.

Each such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Loans or of any conversion of Eurodollar Rate Revolving Loans to Base Rate Revolving Loans, and (ii) on the requested date of any Borrowing of Base Rate Revolving Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Revolving Borrowing of, conversion to or continuation of Eurodollar Rate Revolving Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Revolving Borrowing of or conversion to Base Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Revolving Borrowing, a conversion of Revolving Loans from one Type to the other, and/or a continuation of Revolving Loans as the same Type, (ii) the requested date of the Borrowing, conversion and/or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, converted and/or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) in the case of Eurodollar Rate Revolving Loans, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Revolving Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Revolving Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

     (b) Following receipt of a Revolving Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the applicable Revolving Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. Each Lender shall make the amount of its Revolving Loan available to the Administrative Agent in immediately available funds at the Administrative Agent's Office not later than 1:00 p.m., New York time, on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower; provided, however, that if, on the date of the Revolving Borrowing, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

     (c) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Eurodollar Rate Revolving Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. The Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America's prime rate used in determining the Base Rate promptly following the public announcement of such change.

     (d) After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Revolving Loans.

     2.03 Letters of Credit.

     (a) The Letter of Credit Commitment.

          (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Performance Letters of Credit and Financial Letters of Credit for the account of the Borrower and to amend or renew Letters of Credit previously issued by it, in accordance with subsection
     (b) below, and (2) to honor drafts under such Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of such L/C Credit Extension, (x) the aggregate Outstanding Amount would exceed the Aggregate Commitments, (y) the Outstanding Amount applicable to any Lender would exceed such Lender's Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the period from the Closing Date until the Letter of Credit Expiration Date, from time to time obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

          (ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

               (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder and for which the Borrower does not agree to compensate the L/C Issuer in a manner reasonably satisfactory to the L/C Issuer) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in either event, the L/C Issuer in good faith deems material to it;

                    (B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Majority Lenders have approved such expiry date;

                    (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

                    (D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

                    (E) such Letter of Credit is in a face amount less than
               $500,000 or is to be denominated in a currency other than Dollars.

          (iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit as may be requested by the Borrower if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

     (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m., New York time, at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C
     Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer
     (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day);

     (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require.

          (ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer's usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Letter of Credit.

          (iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in it sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to refuse to make any such renewal once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but shall have no right to require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if
     (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day immediately preceding the Nonrenewal Notice Date (1) from the Administrative Agent that the Majority Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section
     4.02 is not then satisfied.

          (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

     (c) Drawings and Reimbursements; Funding of Participations.

          (i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of Letters of Credit under which drawings are payable one or more Business Days after the drawing is made, the L/C Issuer will use reasonable efforts to give such notice to the Borrower at least one Business Day prior to the Honor Date. Not later than 11:00 a.m., New York time, on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails so to reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the "Unreimbursed Amount"), and such Lender's Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

          (ii) Each Lender (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent's Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m., New York time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate applicable to Base Rate Revolving Loans. In such event, each Lender's payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this
     Section 2.03.

          (iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender's Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

          (v) Each Lender's obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such reimbursement shall not relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

          (vi) If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

     (d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender's L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), or any payment of interest thereon, the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent; and (ii) if any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned, each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

     (e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following: (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto; (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of, or successor to, any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower; provided that nothing in the foregoing or elsewhere shall limit the L/C Issuer's obligation to examine the sight drafts, certificate(s) and other documents presented by the beneficiary of a Letter of Credit in order to determine that the same comply with the requirements of the relevant Letter of Credit and to refuse payment thereon (A) if such sight drafts, certificate(s) and other documents do not appear regular on their face or (B) if the requirements for payment set forth in the relevant Letter of Credit are not satisfied. The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will promptly notify the L/C Issuer.

     (f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document provided that such sight drafts, certificates and other documents required by any Letter of Credit appear regular on their face, except to the extent of the L/C Issuer's gross negligence or willful misconduct. No Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that the foregoing assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of
Section 2.03(e).

     Notwithstanding anything contained in the foregoing provisions of this
Section 2.03(f) or elsewhere to the contrary, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer's willful misconduct or gross negligence or the L/C Issuer's failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) complying with the terms and conditions of such Letter of Credit or the L/C Issuer's payment under any Letter of Credit after presentation to it by the beneficiary of a sight draft, certificate(s) or other documents which do not comply with the terms and conditions of a Letter of Credit or which do not appear regular on their face. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     (g) Cash Collateral. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, and the Administrative Agent shall so request in writing, or (ii) as of the Letter of Credit Expiration Date, any Letter of Credit shall for any reason remain outstanding and partially or wholly undrawn, then the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount). The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a Lien on all such cash and deposit account balances comprising such cash collateral for the then Outstanding Amount of the L/C Obligations. Cash collateral (other than letters of credit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

     (h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

     (i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the "Letter of Credit Participation Fee") equal to, as applicable, (i)(a) in the case of Financial Letters of Credit the percent specified under "Financial L/C's" or (b) in the case of Performance Letters of Credit, the percent specified under "Performance L/C's", in each case in the Pricing Grid under the column entitled "Letter of Credit Participation Fee" as applicable from time to time based on the applicable Pricing Level (determined based on the Borrower's Debt Rating from time to time) times (ii) the actual daily maximum amount available to be drawn under each such Letter of Credit. The Letter of Credit Participation Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. If there is any change in the Debt Rating during any quarter, the Letter of Credit Participation Fee shall be computed using the applicable percent set forth in the Pricing Grid under the column entitled "Letter of Credit Participation Fee" separately for each period during such quarter that each Pricing Level was in effect.

     (j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee in an amount equal to 1/8 of 1% per annum on the daily maximum amount available to be drawn under all Letters of Credit from time to time outstanding, due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of a Letter of Credit, and on the Letter of Credit Expiration Date. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the reasonable and customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

     (k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

     2.04 Swing Line Loans.

     (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a "Swing Line Loan") to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Outstanding Amount of Revolving Loans of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender's Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the aggregate Outstanding Amount shall not exceed the Aggregate Commitments, and (ii) the Outstanding Amount applicable to any Lender shall not exceed such Lender's Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under
Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender's Pro Rata Share times the amount of such Swing Line Loan.

     (b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower's irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York time, on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $1,000,000 and an integral multiple of $1,000,000, and (ii) the requested borrowing date, which shall be a Business

Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m., New York time, on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m., New York time, on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

     (c) Refinancing of Swing Line Loans.

          (i) The Swing Line Lender, at any time in its sole and absolute discretion, may request, on behalf of the Borrower (which hereby irrevocably requests the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Base Rate Loan in an amount equal to such Lender's Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the available portion of the Aggregate Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Pro Rata Share of the amount specified in any such Revolving Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent's Office not later than 1:00 p.m., New York time, on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

          (ii) If for any reason any Revolving Borrowing cannot be requested in accordance with Section 2.04(c)(i) or any Swing Line Loan cannot be refinanced by such a Revolving Borrowing, the Revolving Loan Notice submitted by the Swing Line Lender shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender's payment to the Administrative Agent for the account of the Swing Line Lender pursuant to
     Section 2.04(c)(i) shall be deemed payment in respect of such participation.

          (iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause
     (iii) shall be conclusive absent manifest error.

          (iv) Each Lender's obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing. Any such purchase of participations shall not relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

     (d) Repayment of Participations.

          (i) At any time after any Lender has purchased and funded a participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (including interest payments for interest accrued during the period of time such Lender's participation was outstanding and funded) in the same funds as those received by the Swing Line Lender.

          (ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender, each Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

     (e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Base Rate Loan or participation pursuant to this Section 2.04 to refinance such Lender's Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

     (f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

     2.05 Prepayments.

     (a) The Borrower may, upon notice to the Administrative Agent, at any time and from time to time, voluntarily prepay Revolving Loans, in whole or in part, without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Revolving Loans and (B) on the date of prepayment of Base Rate Revolving Loans; (ii) any prepayment of Eurodollar Rate Revolving Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Revolving Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment, and the payment amount specified in such notice shall be due and payable on, the date specified therein. Any prepayment of a Eurodollar Rate Revolving Loan shall be accompanied by all accrued, unpaid interest thereon, together with any additional amounts required pursuant to
Section 3.05. Each such prepayment shall be applied to the Revolving Loans of the Lenders in accordance with their respective Pro Rata Shares.

     (b) [Intentionally Blank].

     (c) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time and from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that
(i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m., New York time, on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

     (d) If for any reason the Outstanding Amount at any time exceeds the Aggregate Commitments then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

     2.06 Reduction or Termination of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or permanently reduce the Aggregate Commitments to an amount not less than the then Outstanding Amount; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York time, five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate minimum amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent shall promptly notify the Lenders of any such notice of reduction or termination of the Aggregate Commitments. Once reduced in accordance with this Section, the Aggregate Commitments may not be increased. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Pro Rata Share. All commitment fees accrued and unpaid as of the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

     2.07 Repayment of Loans.

     (a) The Borrower shall repay to the Lenders on or before the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.

     (b) The Borrower shall repay each Swing Line Loan on or before the earlier to occur of (i) the date five Business Days after such Loan is made and (ii) the Maturity Date.

     2.08 Interest.

     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Revolving Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; (ii) each Base Rate Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.

     (b) While any Default or Event of Default exists or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate, subject to Section 10.10. Accrued and unpaid interest on past due amounts (including interest on past-due interest, subject to Section 10.10) shall be due and payable upon demand.

     (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.09 Fees.

     In addition to certain fees described in subsections (i) and (j) of Section 2.03:

     (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee (the "Commitment Fee") in an amount equal to (A) the percent set forth in the Pricing Grid under the column entitled "Commitment Fee" as applicable from time to time based on the applicable Pricing Level (determined based on the Borrower's Debt Rating from time to time) times (B) the actual daily amount by which the Aggregate Commitments exceed the aggregate Outstanding Amount on each such day. The Commitment Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Debt Rating during any quarter, the Commitment Fee shall be computed using the applicable percent set forth in the Pricing Grid under the column entitled "Commitment Fee" separately for each period during such quarter that each Pricing Level was in effect. The Commitment Fee shall accrue at all times from and after the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Article IV is not met.

     (b) Utilization Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, for each day during the period commencing on the Closing Date and ending on the Maturity Date that the Combined Outstanding Amount exceeds 33% of the total amount of the Combined Aggregate Commitments, a utilization fee (the "Utilization Fee") in an amount equal to the sum of (1) the product of (A) .125% times (B) the Outstanding Amount less the Outstanding Amount of Performance Letters of Credit on each such day plus (2) the product of (A) .085% times (B) the Outstanding Amount of Performance Letters of Credit on each such day. The Utilization Fee shall be due and payable quarterly in arrears on the same dates as the Commitment Fee.

     (c) Other Fees. The Borrower shall pay to the Arranger and/or the Administrative Agent those fees described in the Fee Letter as and when the same are due and payable.

     2.10 Computation of Interest and Fees. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Subject to Section 10.10, computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the payee thereof than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

     2.11 Evidence of Debt.

     (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or L/C Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of such Lender shall control. Upon the request of any Lender made through the Administrative Agent, such Lender's Loans may be evidenced by a Revolving Loan Note and/or a Swing Line Note, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

     (b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with their respective usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control, absent manifest error.

     2.12 Payments Generally.

     (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent's Office in Dollars and in immediately available funds not later than 12:00 noon, New York time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender's Lending Office. All payments received by the Administrative Agent after 12:00 noon, New York time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

     (b) Subject to the definition of "Interest Period," if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

     (c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of L/C Borrowings and then, principal then due hereunder or pursuant hereto, ratably among the parties entitled thereto in accordance with the amounts of L/C Borrowings and principal, as the case may be, then due to such parties.

     (d) Unless the Borrower or any Lender has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and (ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the "Compensation Period") at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Revolving Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

     (e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this
Article II, and the conditions to the applicable Credit Extension set forth in
Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

     (f) The obligations of the Lenders hereunder to make Revolving Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Revolving Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan or purchase its participation.

     (g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner; provided, however, that the foregoing shall not affect the obligation of any Lender to make, continue and convert Loans in accordance with the terms and provisions hereof.

     2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Revolving Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Revolving Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Revolving Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded, and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (i) the amount of such paying Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

     2.14 Increase in Commitments.

     (a) Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Commitments provided that the cumulative increase in the Combined Aggregate Commitments since the Closing Date shall not exceed $150,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders). Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders' responses to each request made hereunder. To achieve the full amount of a requested increase, the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

     (b) If the Aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date of each such increase (in each case, the "Increase Effective Date") and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and, (ii) including a Compliance Certificate demonstrating pro forma compliance with Section 7.08 after giving effect to such increase and (iii) certifying that, before and after giving effect to such increase, the representations and warranties contained in Article V are true and correct on and as of the Increase Effective Date and no Default or Event of Default exists as of the Increase Effective Date. The Borrower shall deliver new or amended Revolving Loan Notes reflecting the increased Commitment of any Lender holding or requesting a Note. The Administrative Agent shall distribute an amended Schedule 2.01 (which shall be deemed incorporated into this Agreement), to reflect any changes therein resulting from such increase. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Commitments under this Section.

     (c) This Section shall supersede any provisions in Section 10.01 to the contrary.

                                  ARTICLE III.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01 Taxes.

     (a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

     (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

     (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent (for the account of such Lender) or to such Lender, at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) such Lender would have received if such Taxes or Other Taxes had not been imposed.

     (d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

     (e) In the event the Administrative Agent or any Lender is required to pay Taxes or Other Taxes for which the Administrative Agent or such Lender seeks indemnity hereunder, the Agent or such Lender, as applicable, shall make written demand to the Borrower, together with evidence in reasonable detail to substantiate the same, no later than 180 days after paying such Taxes or Other Taxes, and payment shall be made by the Borrower to the Lender or the Administrative Agent, as the case may be, promptly after receipt of such written demand.

     (f) Notwithstanding anything contained herein or elsewhere to the contrary, the foregoing subsections of this Section 3.01 shall in no event be applicable to Taxes or Other Taxes arising or imposed as a result of any assignment to a Person who is not an Eligible Assignee.

     (g) If the Borrower is required to pay additional amounts to any Lender or the Administrative Agent pursuant to this Section 3.01, then, upon the written request of the Borrower, the Administrative Agent or such Lender, as the case may be, shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payments by the Borrower which may thereafter accrue, if such change in the judgment of such Lender or Administrative Agent, as the case may be, is not otherwise disadvantageous to such Lender or Administrative Agent, as the case may be.

     (h) If the Borrower at any time pays any amount under this Section 3.01 to the Administrative Agent or any Lender, and such payee receives a refund of or credit for any part of any Taxes or Other Taxes with respect to which such amount was paid by the Borrower, the Administrative Agent or such Lender, as the case may be, shall pay to the Borrower the amount of such refund or credit within 90 days following the receipt of such refund or credit by such payee, together with a calculation in reasonable detail of such refund or credit.

     3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Revolving Loans to Eurodollar Rate Revolving Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, which notification such Lender agrees to provide upon such circumstances no longer existing. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate

Loans, either on the last day of the Interest Period thereof, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

     3.03 Inability to Determine Rates. If the Administrative Agent determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (b) the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly notify the Borrower and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent revokes such notice, which notice Administrative Agent agrees to revoke upon (a) adequate and reasonable means existing for determination of the Eurodollar Rate or (b) the Eurodollar Rate's adequately and fairly reflecting the cost of funding Eurodollar Rate Loans, as the case may be. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Revolving Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein.

     3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

     (a) If any Lender reasonably determines that as a result of the introduction, or any change in or in the interpretation, of any Law or requirements for such Lender's compliance therewith occurring after the Closing Date, there shall be any increase in the cost (exclusive of any and all taxes payable on the basis of gross or net income) to such Lender of agreeing to make or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern) and (ii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

     (b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or requirements for compliance by such Lender (or its Lending Office) therewith occurring after the Closing Date, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the

Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

     (c) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days' prior written notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days after receipt of such notice.

     In the event any Lender requests compensation under this Section 3.04, it shall make such request to the Borrower within 120 days after such Lender has actual knowledge of such increased costs or such increased capital.

     3.05 Funding Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.16; including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Revolving Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Revolving Loan was in fact so funded. In no event, shall the Borrower be liable for any consequential or indirect damages, including, without limitation, loss of profits, pursuant to this Section 3.05.

     3.06 Matters Applicable to all Requests for Compensation.

     (a) All demands for compensation under Article III shall (i) be in writing,
(ii) shall set forth the additional amount or amounts to be paid to the Administrative Agent or the Lender and be presented in reasonable detail and
(iii) shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

     (b) Upon any Lender's making a claim for compensation under Section 3.01 or 3.04, the Borrower may remove or replace such Lender in accordance with Section 10.16.

     3.07 Survival. All of the Borrower's obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations.

                                  ARTICLE IV.
                    Conditions Precedent To Credit Extensions

     4.01 Conditions of Initial Credit Extension. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

     (a) Unless waived by all the Lenders (or by the Administrative Agent with respect to immaterial matters or items specified in clause (iv) or (v) below with respect to which the Borrower has given assurances satisfactory to the Administrative Agent that such items shall be delivered promptly following the Closing Date), the Administrative Agent's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, properly executed by a Responsible Officer of the Borrower to the extent the Borrower's signature is required thereon, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

          (i) executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

          (ii) Revolving Loan Notes executed by the Borrower in favor of each Lender requesting such a Note, each in a principal amount equal to such Lender's Commitment as of the Closing Date;

          (iii) a Swing Line Note executed by the Borrower in favor of the Swing Line Lender (if the Swing Line Lender requests such a Note) in the principal amount of the Swing Line Sublimit;

          (iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

          (v) such evidence as the Administrative Agent may reasonably require to verify that the Borrower is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of the Borrower's Organization Documents, certificates of good standing and/or qualification to engage in business and tax clearance certificates;

          (vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has had a Material Adverse Effect; and (C) the current Debt Ratings;

          (vii) an opinion of Andrews & Kurth, L.L.P., counsel to the Borrower, substantially in the form of Exhibit H-1;

          (viii) an opinion of Margaret B. Shannon, General Counsel of the Borrower, substantially in the form of Exhibit H-2;

          (ix) evidence that the 364-Day Credit Agreement has been or concurrently with the Closing Date is being executed by the parties thereto;

          (x) such other certificates or documents as the Administrative Agent, the L/C Issuer, the Swing Line Lender or the Majority Lenders may reasonably request;

     (b) Any fees required to be paid on or before the Closing Date shall have been paid; and

     (c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced at least three Business Days prior to the Closing Date.

     4.02 Conditions to all Credit Extensions.

     The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans of one Type to the other Type and/or a continuation of Revolving Loans as the same Type) is subject to the following conditions precedent:

     (a) The representations and warranties of the Borrower contained in Article V shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date;

     (b) No Default or Event of Default has occurred and is continuing or would result from such proposed Credit Extension; and

     (c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements of Sections 2.02(a) in the case of Revolving Loans, 2.03(b) in the case of Letters of Credit and 2.04(b) in the case of Swing Line Loans.

     Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a conversion of Revolving Loans to the other Type or a continuation of Revolving Loans as the same Type) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

                                   ARTICLE V.
                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Administrative Agent and the Lenders that:

     5.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in the foregoing clauses (b) and (c) or this clause (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

     5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower of each Loan Document to which it is a party and the Borrowings hereunder, the issuance of Letters of Credit and the use of proceeds of Borrowings, have been duly authorized by all necessary corporate action, and do not and will not (a) contravene the terms of any of the Borrower's Organization Documents; (b) conflict with or result in any breach or contravention of, in any material respect, any document evidencing any material Contractual Obligation to which the Borrower or any of its Subsidiaries is a party or any material order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; (c) result in the creation of any Lien under any such document except Liens permitted by Section
7.01 or (d) violate in any material respect any Law.

     5.03 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document.

     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles.

     5.05 Financial Statements; No Material Adverse Effect.

     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP, except as otherwise expressly noted therein; and (ii) fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, except as otherwise expressly noted therein.

     (b) The unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries dated March 31, 2001, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject to ordinary year end audit adjustments and the addition of footnotes; and (ii) fairly present the financial condition of the Borrower and its Consolidated Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to ordinary year-end audit adjustments and the addition of footnotes.

     (c) Since the date of the Audited Financial Statements, there has been no event or circumstance that has had a Material Adverse Effect.

     5.06 Litigation. Except as set forth in Schedule 5.06, to the best knowledge of the Borrower, there are no actions, suits, proceedings, claims or disputes pending, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document or any of the transactions contemplated hereby, or (b) in which there is a reasonable probability of an adverse decision which would reasonably be expected to have a Material Adverse Effect.

     5.07 No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

     5.08 Environmental Compliance. The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof, the Borrower has reasonably concluded that, except as disclosed in Schedule 5.08, such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.09 Insurance. Except as disclosed in Schedule 5.09, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles or such self-insured retention levels and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

     5.10 Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of the Borrower and its Subsidiaries, there is no proposed tax assessment against the Borrower or any Subsidiary that, if made, would reasonably be expected to have a Material Adverse Effect.

     5.11 ERISA Compliance.


     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except to the extent that the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under
Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by (or is still within the applicable remedial amendment period for filing with) the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Except as set forth in Schedule 5.11, the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code other than any failures that would not reasonably be expected to have a Material Adverse Effect, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

     (b) To the knowledge of the Borrower, there are no pending or threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.

     5.12 Subsidiaries. As of the Closing Date, the Borrower has no Subsidiaries other than those disclosed in Schedule 5.12 and has no equity investments in any other corporation or entity other than those disclosed in Schedule 5.12.

     5.13 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

     (a) The proceeds of the Loans are to be used only for the purposes set forth in Section 6.10. The Borrower is not engaged principally in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

     (b) None of the Borrower, any Person controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

     5.14 Disclosure. No statement, information, report, representation, or warranty made by the Borrower in any Loan Document or furnished to the Administrative Agent or any Lender by or on behalf of the Borrower pursuant to any Loan Document, taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case as of the date when made or delivered.

     5.15 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the material trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict in any material respect with the rights of any other Person. To the best knowledge of the Borrower, no material slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes in any material respect upon any material rights held by any other Person. Except as specifically disclosed in Schedule 5.15, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened which claim or litigation would reasonably be expected to have a Material Adverse Effect.

                                  ARTICLE VI.
                              AFFIRMATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.10) cause each Subsidiary to, unless the Majority Lenders waive compliance in writing:

     6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Majority Lenders:

     (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, (i) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing (the "Independent Auditor"), which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any material qualifications; and

     (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, an unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter all such statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the

Borrower and its Consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the addition of footnotes.

     6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender:

     (a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail such calculations needed to establish compliance with the financial covenants set forth in Section 7.08;

     (b) promptly after the same are available, copies of all financial statements and other reports or communications sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements (including Forms 10K, 10Q and 8K) which the Borrower may file or be required to file with the Securities and Exchange Commission under
Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

     (c) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Administrative Agent, at the reasonable request of any Lender, may from time to time request in form and detail reasonably satisfactory to the Administrative Agent and the Majority Lenders.

     6.03 Notices.

     Promptly notify the Administrative Agent:

     (a) of the occurrence of any Default or Event of Default, upon any Responsible Officer becoming aware of same;

     (b) of any matter that has resulted, or which would reasonably be expected to result, in a Material Adverse Effect, including any of the following that has resulted or which would reasonably be expected to result in a Material Adverse
Effect: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

     (c) of the occurrence of any ERISA Event; and

     (d) of any announcement by Moody's or S&P of (i) any change in a Debt Rating or (ii) possible change in a Debt Rating.

     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

     6.04 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in connection with any transaction permitted by Sections 7.03 or 7.04 and preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which, in any of the foregoing cases, would reasonably be expected to have a Material Adverse Effect.

     6.05 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, so that its business may be properly conducted at all times, except where the maintenance and preservation of such property, in the good faith business judgment of the Borrower or the applicable Subsidiary, is no longer in the best interests of the Borrower and its Subsidiaries, taken as a whole, and (b) use in the operation and maintenance of such properties and equipment the standard of care typical for the industry in the locations where such properties and equipment are located.

     6.06 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business in similar location, of such types and in such amounts and subject to such deductibles or self-insured retention levels as are customarily carried under similar circumstances by such other Persons.

     6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

     6.08 Books and Records. Maintain proper books of record and account, in which entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

     6.09 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower and provided, further, that if no Event of Default shall then exist, the foregoing shall be done and undertaken at the expense of the Administrative Agent or such Lender, as the case may be.

     6.10 Use of Proceeds. Use the proceeds of the Credit Extensions for working capital, commercial paper backup, refinancing of existing indebtedness, capital expenditures, acquisitions, issuance of letters of credit and other general corporate purposes not in contravention of any Law.

                                  ARTICLE VII.
                               NEGATIVE COVENANTS

     So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, unless the Majority Lenders waive compliance in writing:

     7.01 Liens. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

     (a) Liens pursuant to any Loan Document (as defined herein) or pursuant to any "Loan Document" (as defined in the 364-Day Credit Agreement);

     (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals, extensions, refinancings, rearrangements and other similar modifications thereof, provided that the property covered thereby is not increased relative to property covered thereby at the time of such renewal, extension, refinancing, rearrangement or other similar modification;

     (c) Liens for taxes, assessments, and other governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with, and to the extent required by, GAAP;

     (d) carriers', landlords', warehousemen's, mechanics', materialmen's, repairmen's, vendors', laborers', workers' or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves as required under GAAP with respect thereto are maintained on the books of the applicable Person;

     (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance, pensions or other social security benefits or obligations or public or statutory obligations;

     (f) deposits or pledges to secure, or otherwise in connection with, the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety bonds, appeal, supersedeas and other bonds in connection with judicial or administrative proceedings, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (g) zoning restrictions, easements, rights-of-way, restrictions, licenses, conditions, permits and other similar encumbrances affecting real property or minor irregularities in title thereto which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

     (h) inchoate Liens arising under ERISA to secure current service pension liabilities as the same are incurred under the provisions of Pension Plans from time to time in effect;

     (i) Liens arising by operation of law for master's and crew's wages and other maritime liens arising by operation of law which are incurred in the ordinary course of business;

     (j) attachment Liens and other Liens securing judgments in an aggregate amount not in excess of $50,000,000 (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 45 consecutive days during which execution is not effectively stayed;

     (k) rights of lessees or sublessees under leases or subleases of property, whether real, personal or mixed, to other Persons, if such leases or subleases are not prohibited by Sections 7.03;

     (l) purchase money security interests on any property acquired or held by the Borrower or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property and any renewals, extensions, refinancings rearrangements or other similar modifications thereof; provided that, (i) such Lien attaches solely to the property so acquired in such transaction, and (ii) the aggregate principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed the purchase price of such property acquired;

     (m) statutory and common law rights of setoff, and rights of setoff under general depository agreements and under reimbursement agreements executed in connection with letters of credit issued for the account of the Borrower or a Subsidiary, with respect to financial institution depository accounts maintained by the Borrower or any Subsidiary in the ordinary course of business, which accounts (i) remain (subject to such rights of setoff) at all times under the dominion and control of the Borrower or such Subsidiary and (ii) are not at any time subject to any balance requirements or other Liens of any kind;

     (n) contractual rights of set-off in general depository accounts granted to financial institutions pursuant to guarantees of Indebtedness (or other obligations) of the Borrower or any Subsidiary otherwise permitted by this Agreement, provided that the Borrower (or the applicable Subsidiary) maintains (subject to such right of set-off) dominion and control over such account(s);

     (o) Liens on cash collateral in respect of letters of credit and agreements pursuant to which the same are issued;

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

     (p) Liens on assets or other property existing at the time such assets or other property were acquired by the Borrower or any Subsidiary (whether acquired directly or acquired indirectly by the purchase or other acquisition of another Person); provided that such Liens were not created in contemplation of, or to finance, such acquisition of such assets or other property by the Borrower or any Subsidiary;

     (q) Liens on assets or other property of the Borrower or any Subsidiary, other than stock of Subsidiaries, not permitted by the foregoing clauses
(a)-(p); provided, that the aggregate consolidated book value of all such assets encumbered at any one time shall not exceed 10% of the Borrower's Consolidated Net Worth.

     7.02 Subsidiary Indebtedness. The Borrower agrees that it shall not permit any Subsidiary to create, incur or suffer to exist any Indebtedness, except Indebtedness in an aggregate amount for all such Subsidiaries at no time to exceed 10% of Consolidated Net Worth at the time of determination. For purposes of determining the amount of "Indebtedness" under this Section 7.02, any guaranties issued by a Subsidiary with respect to Indebtedness of the Borrower shall constitute "Indebtedness" of such Subsidiary.

     7.03 Fundamental Changes. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

     (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person;

     (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the seller in such a transaction is a wholly-owned Subsidiary, then the purchaser must also be a wholly-owned Subsidiary;

     (c) any Subsidiary or the Borrower may merge or consolidate with another Person; provided that (x) the Borrower or the Subsidiary involved in the merger or the consolidation is the surviving corporation; and (y) immediately prior to and after giving effect to such merger or consolidation, there exists no Default or Event of Default.

     7.04 Change in Nature of Business. Engage in any material line of business substantially different from the Permitted Business.

     7.05 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (other than a Subsidiary), other than upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.


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

     7.06 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

     7.07 Subsidiary Distributions. Be a party to or enter into any agreement, instrument or other document which prohibits or restricts in any way, or to otherwise, directly or indirectly, create or cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions in respect of its capital stock or any other equity interest or participation in any Subsidiary, or pay or repay any Indebtedness owed to the Borrower or any Subsidiary, (ii) make loans or advances to the Borrower or (iii) transfer any of its properties or assets to the Borrower or any Subsidiary (subject to the rights of any holder of a Lien on any such properties or assets which Lien is a Permitted Lien). Notwithstanding the foregoing, this Section 7.07 shall not prohibit a Foreign Subsidiary from entering into or being a party to agreements of the type customarily entered into by Persons engaged in the same or similar business under similar circumstances in such countries.

     7.08 Financial Covenants.

     (a) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter to be less than 3.75:1.00.

     (b) Capitalization Ratio. Permit the Capitalization Ratio, expressed as a percentage, as of the end of any fiscal quarter to be greater than 50%.

                                 ARTICLE VIII.
                         EVENTS OF DEFAULT AND REMEDIES

     8.01 Events of Default. Any of the following shall constitute an Event of
Default:

     (a) Non-Payment. The Borrower fails to pay (i) when and as the same become due, any amount of principal of any Loan or any L/C Obligation, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, any Commitment Fee, any Utilization Fee or other fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

     (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.04, 6.10, Section
7.06 or 7.07; or

     (c) Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the date upon which written notice thereof is given to the Borrower by the Administrative Agent or any Lender; or

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

     (d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower herein or in any other Loan Document, or in any document delivered pursuant hereto or thereto proves to have been incorrect in any material respect as of the date when made or deemed made; or

     (e) Cross-Default. The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise but after the giving of any required notice and the expiration of any applicable grace period) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000 or (B) fails to observe or perform any other agreement or condition contained in any instrument or agreement evidencing or securing the same, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and after the expiration of any applicable grace period, if any, such Indebtedness to be demanded or to become due or to be repurchased or redeemed prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or

     (f) Insolvency Proceedings, Etc. The Borrower or any of its Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

     (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Material Subsidiary becomes unable, admits in writing its inability, or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

     (h) Judgments. There is entered against the Borrower or any Material Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any non-monetary final judgment that has, or would reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or


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

     (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $35,000,000 and such liability is not paid when due after the expiration of any applicable grace period, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under
Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $35,000,000; or

     (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of all the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind this Agreement or any Note; or

     (k) Change of Control. There occurs any Change of Control.

     8.02 Remedies Upon Event of Default. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders:

     (a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

     (b) declare the unpaid principal balance of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower (except as otherwise expressly set forth herein);

     (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

     (d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) of Section 8.01 (and the expiry of any applicable grace period, or other time set forth therein), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

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

                                  ARTICLE IX.
                              ADMINISTRATIVE AGENT

     9.01 Appointment and Authorization of Administrative Agent.

     (a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     (b) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time (and only for so long) as the Administrative Agent may agree at the request of the Majority Lenders to act for the L/C Issuer with respect thereto; provided, however, that the L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this Article IX included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided herein with respect to the L/C Issuer.

     9.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

     9.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable to any Lender or Participant for any action taken or omitted to be taken by such Agent-Related Person under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by the Borrower or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Affiliate thereof.

     9.04 Reliance by Administrative Agent.

     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Lenders or all the Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and participants. Where this Agreement expressly permits or prohibits an action unless the Majority Lenders otherwise determine, the Administrative Agent shall, and in all other instances, the Administrative Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of the Lenders.

     (b) For purposes of determining compliance with the conditions specified in
Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.

     9.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default" or such Default or Event of Default shall be set out in a Compliance Certificate. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default in accordance with Article VIII as may be directed by the Majority Lenders; provided, however, that unless and until the Administrative


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

Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     9.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower or any of its Affiliates which may come into the possession of any Agent-Related Person.

     Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so in accordance with this Agreement), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities determined in a final, nonappealable judgment by a court of competent jurisdiction to have been caused primarily by such Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and costs and expenses in connection with the use of internet, IntraLinks or other similar information transmission systems in connection with this Agreement) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive termination of the Aggregate Commitments, the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

     9.08 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms "Lender" and "Lenders" include Bank of America in its individual capacity.

     9.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days' notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer and Swing Line Lender. If the Administrative Agent resigns under this Agreement, the Majority Lenders shall prior to the effective date of such resignation appoint from among the Lenders a successor administrative agent for the Lenders, the appointment of which successor administrative agent shall be subject to the consent of the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). Upon the acceptance of its appointment as successor administrative agent hereunder, (a) the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent, L/C Issuer and Swing Line Lender and the respective terms "Administrative Agent," "L/C Issuer" and "Swing Line Lender" shall mean such successor administrative agent, Letter of Credit issuer and swing line lender, and (b) the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer's and Swing Line Lender's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or Swing Line Lender or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article IX and Sections 10.05 and
10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall perform all of the duties of the Administrative

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Agent hereunder until such time, if any, as the Majority Lenders appoint a successor agent as provided for above.

     9.10 Other Agents; Arranger. None of the Lenders identified on the facing page or signature pages of this Agreement as a "co-syndication agent," "co-documentation agent," "book manager" or "lead arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                                   ARTICLE X.
                                 MISCELLANEOUS

     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing and signed by the Majority Lenders (or by the Administrative Agent at the written request of the Majority Lenders) and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Borrower, and acknowledged by the Administrative Agent, do any of the following:

     (a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02), except for any such extension or increase made in accordance with Section 2.14;

     (b) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

     (c) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to the proviso below) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee; provided, however, that only the consent of the Majority Lenders shall be necessary to amend the definition of "Default Rate" or to waive any obligation of the Borrower to pay interest at the Default Rate;

     (d) change the percentage of the Aggregate Commitments or of the aggregate unpaid principal amount of the Loans and L/C Obligations which is required for the Lenders or any of them to take any action hereunder;

     (e) change the Pro Rata Share or Voting Percentage of any Lender (except for any change resulting from Sections 2.14 or 3.06(b)); or

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     (f) amend this Section, or Section 2.13, or any provision herein providing for consent or other action by all the Lenders;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Majority Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Majority Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders or each directly-affected Lender, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the respective parties thereto. Notwithstanding anything to the contrary herein, any Lender that has a Voting Percentage of zero shall not have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Pro Rata Share of such Lender may not be increased (except for any such increase resulting from Section 2.14 or 3.06(b)) without the consent of such Lender.

     10.02 Notices and Other Communications; Facsimile Copies.

     (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 10.02; or, in the case of the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to such other address as shall be designated by such party in a notice to the other parties, and in the case of any other party, to such other address as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient; (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt thereof has been confirmed by telephone; and
(D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the telephone number specified on Schedule 10.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

     (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and

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shall be binding on the Borrower, the Administrative Agent, the L/C Issuer, the
Swing Line Lender and each of the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

     (c) Limited Use of Electronic Mail. Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

     (d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof, except to the extent such reliance thereon or taking of action constitutes gross negligence or willful misconduct. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent such reliance constitutes gross negligence or willful misconduct. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all reasonable third party out-of-pocket costs and expenses incurred by it in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated) and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and costs and expenses in connection with the use of internet, IntraLinks or other similar information transmission systems in connection with this Agreement and (b) during the existence of an Event of Default or after acceleration of the Obligations, to pay or reimburse the Administrative Agent and each Lender for all reasonable third party out-of-pocket costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during


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any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The costs and expenses described in the foregoing clauses (a) and (b) shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto and other out-of-pocket expenses incurred by the Administrative Agent and the reasonable cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender during the existence of an Event of Default or after acceleration of the Obligations. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

     10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to indemnify, save and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, agents and attorneys-in-fact (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action that may at any time (including at any time following repayment of the Obligations and the resignation or removal of the Administrative Agent or the replacement of any Lender) be asserted or imposed against any Indemnitee, arising out of or relating to, the Loan Documents, any Commitment or the use or contemplated use of the proceeds of any Credit Extension; (b) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) above; and (c) any and all liabilities (including liabilities under indemnities), losses, and reasonable out-of-pocket third party costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not arising out of the negligence of an Indemnitee, and whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding (all the foregoing, collectively, the "Indemnified Liabilities"); provided that no Indemnitee shall be entitled to indemnification for any of the foregoing to the extent the same arise from its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, Intralinks or other similar information transmission systems in connection with this Agreement. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

     10.06 Payments Set Aside. To the extent that the Borrower makes a payment to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then
(a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest

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thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

     10.07 Successors and Assigns.

     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and assignments by any Lender shall be subject to the terms and provisions of
Section 10.07(b). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, to the extent of the rights expressly set forth in subsection (d) of this Section 10.07, any Participant, and to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Any Lender (including the L/C Issuer) may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect Swing Line Loans, and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent and the Borrower an Assignment and Assumption Agreement, together with a processing and recordation fee to the Administrative Agent of $3,500; provided, however, that in the event a Lender assigns less than all of its interests hereunder, it shall retain a commitment of not less than $10,000,000 after the consummation of the assignment; provided, further, that the Borrower and the Administrative Agent may continue to deal solely and directly with an assigning Lender until an assignment and assumption in the form of Exhibit F (and a Revolving Loan Note if requested by the Eligible Assignee), together with payment instructions, addresses and related information with respect to the assignee shall have been provided to the Borrower and the Administrative Agent. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under


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this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.07, 10.04 and 10.05). Upon request, the Borrower (at its expense) shall execute and deliver new or replacement Notes to the assigning Lender and the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent's Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Any Lender may, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender's participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent the L/C Issuer, the Swing Line Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that would (i) postpone any date upon which any payment of money is scheduled to be paid to such Participant, or (ii) reduce the principal, interest, fees or other amounts payable to such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.


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     (e) A Participant shall not be entitled to receive any greater payment under Section 3.01 3.04 or 10.09 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent, if any, Borrower shall expressly agree otherwise in a written agreement executed by Borrower prior to the sale of the participation to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant, such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender, and Borrower expressly agrees in writing that such Participant shall be entitled to the benefits of Section 3.01.

     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto or otherwise adversely affect the rights of the Borrower hereunder.

     (g) As used herein, the following terms have the following meanings:

          "Eligible Assignee" means (a) a Lender; (b) an Affiliate of a Lender;
     (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by (i) the Administrative Agent, in the case of any assignment of a Revolving Loan, (ii) the L/C Issuer, (iii) the Swing Line Lender, and (iv) unless (A) such Person is taking delivery of an assignment in connection with physical settlement of a credit derivatives transaction or (B) an Event of Default has occurred and is continuing, the Borrower (each such approval referred to in clauses (i) through (iv) not to be unreasonably withheld or delayed); provided, however, that a proposed assignee which would otherwise be an Eligible Assignee hereunder is not an Eligible Assignee unless such assignee is a U.S. resident for U.S. tax purposes or such proposed assignee complies with Section 10.15.

          "Fund" means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

          "Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     (h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days' notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon five Business Days' notice to the Borrower, terminate the Swing Line. In the event of any such resignation as L/C Issuer or termination of the Swing Line, the Borrower shall be entitled to appoint from among the Lenders subject to the approval of such Lender a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or the termination of the Swing Line, as the case may be. Bank of America shall retain all the


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rights and obligations of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America terminates the Swing Line, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such termination, including the right to require the Lenders to make Base Rate Revolving Loans or fund participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

     10.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors with a need to know such Information in the exercise of their professional duties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority with jurisdiction; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder in each case, after the occurrence of, and during the continuation of an Event of Default or after acceleration of the Obligations; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor with a need to know such Information in the exercise of its professional duties) to any credit derivative transaction relating to obligations of the Borrower; (g) with the prior written consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; or
(i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender's or its Affiliates' investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.

     10.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender is

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authorized at any time and from time to time, without prior notice to the
Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate or amount of non-usurious interest permitted to be contracted for, charged, received or collected by applicable Law (the "Maximum Rate"). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, received or collected by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, written or oral, with respect to such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     10.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and shall continue in full force and effect as of the date made as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

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     10.14 Severability. Any provision of this Agreement and the other Loan
Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.15 Foreign Lenders. Each Lender that is a "foreign corporation, partnership or trust" within the meaning of the Code (a "Foreign Lender") shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Person and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Person by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Person is entitled to an exemption from, or reduction of, U.S. withholding tax. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Person by the Borrower pursuant to this Agreement, (b) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (c) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Person fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all Obligations and the resignation or replacement of the Administrative Agent.

     10.16 Removal and Replacement of Lenders.

     (a) Under any circumstances set forth herein providing that the Borrower shall have the right to remove or replace a Lender as a party to this Agreement, the Borrower may, upon notice to such Lender and the Administrative Agent, (i) remove such Lender by terminating such Lender's Commitment or (ii) replace such Lender by causing such Lender to assign its

Commitment (without payment of any assignment fee) pursuant to Section 10.07(b) to one or more other Lenders or Eligible Assignees procured by the Borrower. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of removal or replacement (including any amounts payable pursuant to Section 3.05), and (y) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption Agreement with respect to such Lender's Commitment and outstanding Credit Extensions. The Administrative Agent shall distribute an amended Schedule 2.01, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of the Lenders and adjustments of their respective Commitments and/or Pro Rata Shares resulting from any such removal or replacement.

     (b) In order to make all the Lenders' interests in any outstanding Credit Extensions ratable in accordance with any revised Pro Rata Shares after giving effect to the removal or replacement of a Lender, the Borrower shall pay or prepay, if necessary, on the effective date thereof, all outstanding Revolving Loans of all Lenders, together with any amounts due under Section 3.05. The Borrower may then request Revolving Loans from the Lenders in accordance with their revised Pro Rata Shares. The Borrower may net any payments required hereunder against any funds being provided by any Lender or Eligible Assignee replacing a terminating Lender. The effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect thereto.

     (c) This section shall supersede any provision in Section 10.01 to the contrary.

     10.17 Governing Law.

     (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUER, THE SWING LINE LENDER AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUER, THE SWING LINE LENDER AND EACH LENDER IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. THE BORROWER, THE ADMINISTRATIVE AGENT, THE L/C ISSUER, THE SWING LINE LENDER AND EACH LENDER WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER

PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH
STATE.

     10.18 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     10.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                             BJ SERVICES COMPANY

                             By:    /s/  Taylor M. Whichard III
                                    ----------------------------
                             Name:  Taylor M. Whichard III
                             Title: Vice President and Treasurer

                             BANK OF AMERICA, N.A., as Administrative Agent


                             By:    /s/ Michael J. Dillon
                                    -------------------------
                             Name:  Michael J. Dillon
                             Title: Managing Director

                             BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender



                             By:    /s/ Michael J. Dillon
                                    -------------------------
                             Name:  Michael J. Dillon
                             Title: Managing Director

                             THE BANK OF NEW YORK, as Co-Syndication
                             Agent and Lender



                             By:    /s/ Craig J. Anderson
                                    ----------------------------
                             Name:  Craig J. Anderson
                             Title: Vice President

                             BANK ONE, N.A.
                             (main office in Chicago, Illinois),
                             as Co-Documentation Agent and Lender


                             By:    /s/ Dianne L. Russell
                                    --------------------------
                             Name:  Dianne L. Russell
                             Title: Vice President

                               ROYAL BANK OF CANADA,
                               as Co-Syndication Agent and Lender

                               By:    /s/ Jason York
                                      -------------------------
                               Name:  Jason York
                               Title: Manager

                          THE ROYAL BANK OF SCOTLAND PLC,
                          as Co-Documentation Agent and Lender

                          By:    /s/ Ron McCombie
                                 -----------------------------
                          Name:  Ron McCombie
                          Title: Senior Corporate Manager

                       THE BANK OF TOKYO-MITSUBISHI, LTD.

                       By:    /s/ K. Glasscock
                              -------------------------
                       Name:  K. Glasscock
                       Title: VP and Manager

                             DEN NORSKE BANK ASA,
                             New York Branch

                             By:    /s/ J. Morten Kreutz
                                    -----------------------------
                             Name:  J. Morten Kreutz
                             Title: First Vice President


                             By:    /s/ Nils Fykse
                                    ---------------------------
                             Name:  Nils Fykse
                             Title: First Vice President

                                   ARAB BANK PLC

                                   By:      /s/ [illegible]
                                            ----------------------------------
                                   Name:
                                            ----------------------------------
                                   Title:
                                            ----------------------------------



                                   By:
                                            ----------------------------------
                                   Name:
                                            ----------------------------------
                                   Title:
                                            ----------------------------------

                             BANCA DI ROMA,
                             Chicago Branch


                             By:     /s/ Joyce Montgomery
                                     -----------------------------
                             Name:   Joyce Montgomery
                             Title:  Vice President


                             By:      /s/ Aurora Pensa
                                     -----------------------------
                             Name:   Aurora Pensa (97974)
                             Title:  Vice President

                            THE CHASE MANHATTAN BANK

                           By:     /s/ Beth Lawrence
                                   -----------------------
                           Name:   Beth Lawrence
                           Title:  Managing Director

                            SUMITOMO MITSUI BANKING CORPORATION

                            By:    /s/ C. Michael Garrido
                                   -----------------------------
                            Name:  C. Michael Garrido
                            Title: Senior Vice President

                                        SUNTRUST BANK

                                        By:      /s/ David J. Edge
                                                 -----------------------------
                                        Name:    David J. Edge
                                        Title:   Director

                                        By:
                                                 -----------------------------
                                        Name:
                                                 -----------------------------
                                        Title:
                                                 -----------------------------

                               SVENSKA HANDELSBANKEN AB (publ)

                               By:    /s/ Jonas Daun
                                      --------------------------
                               Name:  Jonas Daun
                               Title: Senior Vice President

                               By:    /s/ Mikko Vaisaun
                                      --------------------------
                               Name:  Mikko Vaisaun
                               Title: Vice President

                            THE DAI-ICHI KANGYO BANK, LTD.

                            By:    /s/ Perzemek T. Blaziak
                                   ---------------------------
                            Name:  Perzemek T. Blaziak
                            Title: Account Officer

                             THE INDUSTRIAL BANK OF JAPAN TRUST COMPANY

                             By:    /s/ Michael N. Oakes
                                    ---------------------------------
                             Name:  Michael N. Oakes
                             Title: Senior Vice President
                                    The Industrial Bank of Japan, Limited,
                                    Houston Office
                                    (Authorized Representative)

                        [Exhibits and Schedules Omitted]